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                                                                     EXHIBIT 5.1


                        [COOLEY GODWARD LLP LETTERHEAD]


November 30, 2000

Aviron
297 North Bernardo Avenue
Mountain View, Ca 94043

RE: AMENDMENT NO. 2 TO REGISTRATION STATEMENT
    ON FORM S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Aviron (the "Company") of Amendment No. 2 to the Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a prospectus (the "Prospectus"), covering the offering of up to (i) 15,316 shares of the Company's Common Stock, $0.001 par value (the "Sinai Shares") and 26,079 shares of the Company's Common Stock (the "Sinai Warrant Shares") issuable upon the exercise of warrants (the "Sinai Warrants"), sold pursuant to the Product Technology Transfer Agreement, dated February 9, 1993, by and between the Company and Mount Sinai School of Medicine;
(ii) 996,840 shares of the Company's Common Stock (together with the Sinai Shares, the "Shares") sold pursuant to various common stock purchase agreements between the Company and American Home Products Corporation; (iii) 63,162 shares of the Company's Common Stock (the "Evans Warrant Shares") issuable upon the exercise of warrants (the "Evans Warrants") issued pursuant to the Amended and Restated Contract Manufacture Agreement, dated October 11, 2000, by and between the Company and Evans Vaccines Limited; (iv) 14,077 shares of the Company's Common Stock (the "ARCH Warrant Shares") issuable upon the exercise of a warrant (the "ARCH Warrant") issued pursuant to the Settlement Agreement, dated May 8, 2000, by and between the Company and ARCH Development Corporation; and (v) 9,398 shares of the Company's Common Stock (together with the Sinai Warrant Shares, the Evans Warrant Shares and the ARCH Warrant Shares, the "Warrant Shares") issuable upon the exercise of a warrant (together with the Sinai Warrant, the Evans Warrants and the ARCH Warrant, the "Warrants") issued pursuant to an agreement, dated September 28, 2000, by and between the Company and The Procter and Gamble Company.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.


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Aviron
November 30, 2000
Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are, and the Warrant Shares when paid for and issued upon exercise of the Warrants will be, validly issued, fully paid, and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ Robert J. Brigham
    -----------------------------------
    Robert J. Brigham